Exhibit 3.1

ARTICLES OF AMENDMENT OF

AMENDED AND RESTATED ARTICLES OF INCORPORATION OF

SONIC FOUNDRY, INC.

SONIC FOUNDRY, INC, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Maryland, does hereby certify:

FIRST: The name of the Corporation is SONIC FOUNDRY, INC. (the “Corporation”).

SECOND: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 2-607 of the Maryland General Corporation Law in the manner required for charter amendments under the charter and by-laws of the Corporation and the laws of the State of Maryland, adopted resolutions at a meeting held on October 23, 2009 to amend Article Fourth of the Amended and Restated Articles of Incorporation of the Corporation to read in its entirety as follows and to take such other action as set forth below:

A. AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation has authority to issue is 11,500,000, consisting of:

1.	10,000,000 shares of Common Stock, par value $.01 per share (the “Common Stock”);

2.	1,500,000 shares preference stock, par value $.01 per share.

B. COMMON STOCK. Subject to the prior rights of preference stock, holders of Common Stock have the right to dividends from funds legally available, when, as and if declared by the Board of Directors. Subject to the prior rights, if any, of holders of any shares of preference stock, shares of Common Stock are entitled to share ratably in all assets of the Company available for distribution to the holders of shares of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company. Holders of Common Stock shall not have pre-emptive subscription or conversion rights. Holders of Common Stock shall not have cumulative voting rights.

C. POWERS OF THE CORPORATION AND THE BOARD OF DIRECTORS. The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the Directors and Stockholders:

(a) The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized and securities convertible into shares of its stock of any class whether now or hereafter authorized for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the By-laws of the Corporation.

(b) The Board of Directors of the Corporation may classify or reclassify any unissued shares by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares.

(c) The Board of Directors of the Corporation, with the approval of a majority of the entire Board, and without action by the stockholders, may amend the Charter of the Corporation to increase or decrease the aggregate number of shares of stock of the Corporation or the number of shares of stock of any class that the Corporation has authority to issue.

(d) The Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the Charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and receive payment of the fair value of his stock.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of these Articles of Incorporation, or in any manner exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

THIRD: The authorized capital stock of the Corporation has not been increased in these Articles of Amendment.

FOURTH: The foregoing amendment is expressly authorized by Section 2-105(a)(12) of the General Corporation Law of the State of Maryland to be made without action by the stockholders.

FIFTH: (a) At the Effective Date, as defined below, and pursuant to Section 2-309(e) of the General Corporation Law of the State of Maryland, each ten (10) shares of Common Stock of the Corporation issued and outstanding shall be automatically converted into one (1) share of Common Stock of the Corporation without the necessity of any act or deed by the Corporation or by any holder thereof. Fractional shares will be purchased by the Corporation in cash for the fair market value thereof.

(b) Each holder of an issued and outstanding certificate or certificates representing shares of Common Stock of the Corporation shall surrender the same to the Corporation, and each such holder shall thereupon be entitled to receive in exchange therefor (i) a certificate or certificates representing the number of shares of Common Stock into which the shares of stock represented by the certificate or certificates so surrendered shall have been converted by the provisions hereof, and (ii) payment in cash for any fractional shares held by such holder.

SIXTH: These Articles of Amendment shall be effective on the later of: (i) the date the Department of Assessments and Taxation accepts these Articles of Amendment for record; or (ii) 6:01 p.m. on November 16, 2009 (the “Effective Date”).

IN WITNESS WHEREOF, SONIC FOUNDRY, INC. has caused these Articles of Amendment to be signed by its duly authorized officers this 3rd day of November, 2009.

By:	/s/ Rimas P. Buinevicius
Rimas P. Buinevicius
Chairman of the Board of Directors

ATTEST:

By:	/s/ Kenneth A. Minor
Kenneth A. Minor
Secretary

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